EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2013 RESULTS

•	First quarter net income of $10.0 million or $0.53 per diluted share, up 62% and 71%, respectively, over the prior year period

•	Nonperforming assets decrease 41% from one year ago to 1.26% of total assets

•	Net interest rate margin rises to 5.10% compared to 4.33% a year ago

•	Commercial and Industrial ("C&I") loans rise 20% over a year ago

•	Scott Goodman named President of Enterprise Bank & Trust

St. Louis, April 25, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $10.0 million for the quarter ended March 31, 2013, compared to net income of $6.2 million for the prior year period. Net income per diluted share was $0.53 for the first quarter of 2013, compared to $0.31 per diluted share for the first quarter of 2012. Higher net interest income as well as a reduction in non-interest expenses drove the increase in net income.

Peter Benoist, President and CEO, commented, “Enterprise posted strong earnings for the quarter, with solid results from our core banking operations, as well as our covered asset portfolios. Compared to a year ago, organic C&I loan balances grew 20% while nonperforming assets declined 41%. Over the same period, key components of our noninterest income increased steadily, with wealth management revenues rising 14% and service charges up 15%. The pending acquisition of Gorman & Gorman Home Loans will expand our mortgage business and related fee income opportunities.”

"Net revenues from our FDIC loss share assets continue to add meaningfully to our results," noted Benoist. "Covered assets produced $8.7 million in net revenue in the first quarter and have generated $75.8 million since we completed our first FDIC-assisted transaction a little more than three years ago."

Benoist added, "We positioned the Company for further growth with several new management assignments during the quarter. Scott Goodman was named President of Enterprise Bank & Trust, partnering with Steve Marsh to drive the Bank's earnings growth as the economy continues to improve. In addition, several other executives were appointed to leadership roles in the Bank's Arizona and Kansas City Regions. These promotions reflect the strength of our team and the Company's ability to deploy talent effectively to capitalize on market opportunities."

Banking Segment

Deposits
Noninterest-bearing deposits decreased $81.3 million compared to the linked quarter and increased $13.4 million over the prior year. The first quarter decline in noninterest-bearing deposits was planned and attributable to certain institutional depositors reconfiguring their deposits following the expiration of the FDIC's Transaction Account Guarantee ("TAG") Program at year end. Noninterest-bearing deposits represented 24% of total deposits at March 31, 2013, up from 22% at March 31, 2012.

Total deposits at March 31, 2013 were $2.5 billion, a decrease of $164.1 million, or 6%, from December 31, 2012, and a decrease of $209.4 million, or 8%, from the prior year period. The decrease in deposits from the linked quarter applied to all major categories and was primarily due to seasonality and the TAG program expiration. The year over year decrease in deposits was largely comprised of an intentional 26% reduction in higher cost certificates of deposit as the Company continues to manage down its cost of funds.

Loans not covered under FDIC loss share agreements ("Non-covered loans")
Portfolio loans totaled $2.1 billion at March 31, 2013, decreasing $20.2 million, or 1%, in the first quarter of 2013 as compared to the linked quarter. On a year over year basis, portfolio loans increased $168.3 million, or 9%. The nominal decrease in loans at March 31, 2013 compared to December 31, 2012 reflected a significant amount of loan fundings in late December of 2012. Average loans in the first quarter of 2013, increased $88.2 million, or 4%, from average loans in the fourth quarter of 2012.

The Company posted a $13.7 million, or 1% decrease in C&I loans during the first quarter, again reflecting the surge in loan closings at year end. C&I loans represented 46% of the Company's loan portfolio at March 31, 2013. C&I loans increased $157.1 million, or 20%, since March 31, 2012, while Construction and Residential Real Estate loans decreased $1.8 million, or 1%, over the same time frame as the Company continues to shift its loan mix toward C&I credits.

Asset quality for Non-covered loans and other real estate not covered by loss share agreements
Nonperforming loans were $32.2 million at March 31, 2013, a 17% decrease from $38.7 million at December 31, 2012, and a 32% decline from $47.2 million at March 31, 2012. During the quarter ended March 31, 2013, there were $4.6 million of additions to nonperforming loans, $4.8 million of charge-offs, $6.1 million of other principal reductions, $0.2 million of assets transferred to other real estate, $1.8 million past due 90 days or more and still accruing interest, and $1.8 million moved to performing loans. The additions to nonperforming loans were primarily within the Commercial, Residential, and Construction real estate components of our loan portfolio and were from our St. Louis and Kansas City markets. The largest addition to nonperforming loans was a $1.5 million Construction real estate loan.

Nonperforming loans were reduced to 1.54% of portfolio loans at March 31, 2013, versus 1.84% of portfolio loans at December 31, 2012, and 2.46% at March 31, 2012.

Nonperforming loans, by portfolio class at March 31, 2013, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$156.2	$5.4	3.46%
Commercial Real Estate - Investor Owned	473.0	13.4	2.83%
Commercial Real Estate - Owner Occupied	339.1	3.1	0.91%
Residential Real Estate	148.2	2.5	1.69%
Commercial & Industrial	949.2	7.8	0.82%
Consumer & Other	20.2	—	—%
Total	$2,085.9	$32.2	1.54%

Excluding non-accrual loans, portfolio loans that were 30-89 days delinquent at March 31, 2013, remained at low levels, representing 0.12% of the portfolio compared to 0.10% at December 31, 2012 and 0.62% of March 31, 2012.

Other real estate totaled $7.2 million at March 31, 2013, a decrease of $2.1 million from December 31, 2012. At March 31, 2012, other real estate totaled $19.7 million. During the first quarter of 2013, the Company sold $1.9 million of other real estate, resulting in a net gain of $39,000.

Nonperforming assets as a percentage of total assets declined to 1.26% of total assets at March 31, 2013, compared to 1.44% at December 31, 2012 and 2.06% at March 31, 2012.

Net charge-offs in the first quarter of 2013 were $3.7 million representing an annualized rate of 0.72% of average loans, compared to net charge-offs of $5.8 million, an annualized rate of 1.15% of average loans, in the linked fourth quarter and $2.1 million, an annualized rate of 0.45% of average loans, in the first quarter of 2012.

Provision for loan losses was $1.9 million in the first quarter of 2013 compared to $5.9 million in the fourth quarter of 2012 and $1.7 million in the first quarter of 2012. The lower loan loss provision in the first quarter of 2013 compared to the linked quarter was due to lower numbers of risk rating downgrades, lower levels of impaired credits requiring specific reserves, and continued favorable loss migration statistics.

The Company's allowance for loan losses was 1.56% of loans at March 31, 2013, representing 101% of nonperforming loans, as compared to 1.63% at December 31, 2012, representing 89% of nonperforming loans.

Loans and other real estate covered under FDIC loss share agreements
Loans covered under FDIC loss share agreements ("Covered loans") totaled $182.8 million at March 31, 2013, a decrease of $18.3 million, or 9%, from the linked fourth quarter primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate at March 31, 2013 increased slightly to $17.6 million, a 3% increase from $17.2 million at December 31, 2012. During the first quarter of 2013, the Company sold $2.3 million of other real estate, resulting in a net gain of $689,000.
The Company remeasures contractual and expected cash flows on Covered loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Concurrently, the FDIC loss share receivable is increased to reflect anticipated future cash to be received from the FDIC. The amount of the increase is determined based on the specific loss share agreement, but is generally 80% of the losses. In the first quarters of both 2013 and 2012, impairments totaling $2.3 million were recorded for certain loan pools covered under loss share agreements. The charge was partially offset through noninterest income by an increase in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the first quarter resulted in accelerated discount income of $7.2 million, which was partially offset by a decrease in the FDIC loss share receivable.
Due to continued favorable projections in the expected cash flows of its Covered loans and other real estate, the Company continues to anticipate that it will reimburse the FDIC at the end of one of the loss share agreements. As part of the remeasurement process, the Company recorded a $304,000 adjustment to increase the liability to the FDIC through Other noninterest expense during the quarter ended March 31, 2013. At March 31, 2013, a liability to the FDIC of $879,000 has been recorded. The liability will continue to be adjusted as part of the quarterly remeasurement process through the end of the loss share agreement.

The following table illustrates the net revenue contribution of covered assets for the most recent five quarters:

	For the Quarter ended
(in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Accretion income	$7,112	$7,442	$7,995	$7,155	$7,081
Accelerated cash flows	7,209	9,778	7,446	5,315	2,691
Other	324	419	103	106	130
Total interest income	14,645	17,639	15,544	12,576	9,902
Provision for loan losses	(2,256)	(653)	(10,889)	(206)	(2,285)
Gain on sale of other real estate	689	105	34	769	1,173
Change in FDIC loss share receivable	(4,085)	(8,131)	1,912	(5,694)	(2,956)
Change in FDIC clawback liability	(304)	(575)	—	—	—
Pre-tax net revenue	$8,689	$8,385	$6,601	$7,445	$5,834

Net Interest Income
Net interest income for the banking segment in the first quarter decreased $3.2 million from the linked fourth quarter, primarily due to a $2.6 million reduction in accelerated cash flows in Covered loans. On a year over year basis, net interest income increased $6.0 million, or 19%. Including the effect of parent company debt, the net interest rate margin was 5.10% for the first quarter of 2013, compared to 5.39% for the fourth quarter of 2012 and 4.33% in the first quarter of 2012. In the first quarter of 2013, Covered loans yielded 31.38%, including effects of accelerated discount accretion due to cash flows on paid off Covered loans as compared to 14.9% in the prior year period. Excluding the accelerated cash flow impacts, the Covered loans yielded 15.9% in the first quarter.

The cost of interest-bearing deposits was 0.64% in the first quarter of 2013, declining 3 basis points from the linked fourth quarter and 20 basis points from the first quarter of 2012.

The Core net interest margin, defined as the Net interest margin (fully tax equivalent), including contractual interest on Covered loans, but excluding the incremental accretion on these loans, for the most recent five quarters is as follows:

	For the Quarter ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Core net interest margin	3.48%	3.50%	3.57%	3.62%	3.59%

In recent quarters, improvements in earning asset and deposit mixes have been offset by declines in earning asset yields, resulting in lower net interest rate margin. The Company believes that Core net interest margin is an important measure of our financial performance even though it is a non-GAAP measure. The attached tables contain a reconciliation of Core net interest margin to Net interest margin.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. First quarter 2013 Wealth Management revenues of $1.9 million were $168,000, or 9%, higher than the linked quarter and $234,000, or 14%, higher than the prior year period. Increased Wealth Management revenue was due to increased sales of insurance products and steady growth in fee based revenue products.

Trust assets under administration were $1.9 billion at March 31, 2013, compared to $1.8 billion at December 31, 2012 and $1.7 billion at March 31, 2012.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $867,000 for the first quarter of 2013, compared to $1.0 million for the linked quarter and $337,000 in the first quarter of 2012. Sales of state tax credits can vary by quarter depending on client demand.

Other Business Results

Total capital to risk-weighted assets was 12.98% at March 31, 2013 compared to 12.30% at December 31, 2012 and 13.85% at March 31, 2012. The tangible common equity ratio was 6.69% at March 31, 2013 versus 6.02% at December 31, 2012 and 5.41% at March 31, 2012. The Company's Tier 1 common equity ratio was 8.30% at March 31, 2013 compared to 7.70% at December 31, 2012 and 7.46% at March 31, 2012. The increase in the total capital to risk-weighted assets, tangible common equity, and Tier 1 common equity ratios as compared to the linked quarter was due to an increase in capital from net income as well as a reduction in assets from lower deposits balances and borrowings. The decline in total capital to risk-weighted assets as compared to the prior year period is primarily due to the fourth quarter 2012 repurchase of our Preferred Stock to exit the U.S. Treasury's Troubled Asset Relief ("TARP") program. The Company believes that the tangible common equity and the Tier 1 common equity ratios are important financial measures of capital strength even though they are considered to be non-GAAP measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP.

Noninterest expenses were $20.5 million for the quarter ended March 31, 2013, reduced from $22.6 million for the quarter ended December 31, 2012 and $21.4 million for the quarter ended March 31, 2012. The decrease over the linked quarter and prior year period was primarily due to a decrease in loan related legal expense and other real estate expenses of $2.0 million, including approximately $1.2 million of reduction related to the timing of reimbursements under FDIC loss share arrangements.

The Company's efficiency ratio was 51.5% for the quarter ended March 31, 2013, compared to 62.0% for the quarter ended December 31, 2012 and 61.7% for the prior year period. The improvements in the efficiency ratio compared to the linked quarter and prior year period were primarily due to increased revenue from assets under FDIC loss share agreements, as well as reduced noninterest expenses during the current period.

The Company's effective tax rate was 33.9% for the quarter ended March 31, 2013 compared to 25.7% for the quarter ended December 31, 2012 and 33.1% for the prior year period. The Company's tax rate for the first quarter of 2013 represents its current estimate of its effective tax rate for the 2013 fiscal year.

On March 19, 2013 the Company announced its acquisition of Gorman & Gorman Home Loans. The Company anticipates that the acquisition will dramatically strengthen its mortgage business. As part of the transaction, the Company will acquire certain assets of Gorman & Gorman Home Loans. In addition, Mark Gorman, founder and president of Gorman & Gorman, and the firm's mortgage production and operations staff will join the Company. The Gorman & Gorman and legacy Enterprise mortgage operations will be combined into a division of Enterprise Bank & Trust named Enterprise Home Loans. The acquisition is subject to the approval of the Seller's regulators, which is expected in the second quarter of 2013.

The Company will host a conference call at 2:30 p.m. CDT on Thursday, April 25, 2013. During the call, management will address the first quarter of 2013 results. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-285-8004 (Conference ID #36104391.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Company's 2012 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$41,910	$45,346	$42,874	$40,029	$37,215
Total interest expense	5,011	5,295	5,390	5,896	6,586
Net interest income	36,899	40,051	37,484	34,133	30,629
Provision for loan losses not covered under FDIC loss share	1,853	5,916	1,048	75	1,718
Provision for loan losses covered under FDIC loss share	2,256	653	10,889	206	2,285
Net interest income after provision for loan losses	32,790	33,482	25,547	33,852	26,626

NONINTEREST INCOME
Wealth Management revenue	1,943	1,775	1,825	1,991	1,709
Deposit service charges	1,533	1,465	1,456	1,413	1,330
Gain (loss) on sale of other real estate	728	(927)	739	1,256	1,157
State tax credit activity, net	867	1,027	256	587	337
Gain on sale of investment securities	684	—	—	134	1,022
Change in FDIC loss share receivable	(4,085)	(8,131)	1,912	(5,694)	(2,956)
Other income	1,244	1,215	1,644	1,158	1,384
Total noninterest income	2,914	(3,576)	7,832	845	3,983

NONINTEREST EXPENSE
Employee compensation and benefits	11,463	10,541	11,441	11,052	10,463
Occupancy	1,449	1,231	1,399	1,379	1,384
Furniture and equipment	467	402	384	386	464
Other	7,138	10,443	8,058	8,597	9,053
Total noninterest expenses	20,517	22,617	21,282	21,414	21,364

Income before income tax expense	15,187	7,289	12,097	13,283	9,245
Income tax expense	5,147	1,874	4,167	4,517	3,060
Net income	10,040	5,415	7,930	8,766	6,185
Dividends and accretion on preferred stock	—	(1,262)	(648)	(644)	(641)
Net income available to common shareholders	$10,040	$4,153	$7,282	$8,122	$5,544

Basic earnings per share	$0.56	$0.23	$0.41	$0.46	$0.31
Diluted earnings per share	$0.53	$0.23	$0.39	$0.44	$0.31
Return on average assets	1.26%	0.51%	0.91%	1.02%	0.68%
Return on average common equity	16.91%	6.99%	12.62%	14.99%	10.54%
Efficiency ratio	51.53%	62.01%	46.96%	61.22%	61.73%
Noninterest expenses to average assets	2.58%	2.76%	2.66%	2.68%	2.63%

YIELDS (fully tax equivalent)
Portfolio loans not covered under FDIC loss share	4.82%	4.94%	5.00%	5.17%	5.23%
Portfolio loans covered under FDIC loss share	31.39%	33.42%	26.51%	20.15%	14.24%
Total portfolio loans	7.01%	7.62%	7.29%	6.89%	6.39%
Securities	1.86%	1.82%	2.01%	1.96%	2.04%
Federal funds sold	0.22%	0.23%	0.23%	0.23%	0.25%
Interest-earning assets	5.78%	6.09%	5.96%	5.63%	5.25%
Interest-bearing deposits	0.64%	0.67%	0.72%	0.79%	0.84%
Subordinated debentures	4.54%	4.54%	4.59%	4.63%	5.43%
Borrowed funds	1.18%	1.57%	1.49%	1.70%	1.76%
Cost of paying liabilities	0.86%	0.91%	0.95%	1.01%	1.08%
Net interest spread	4.92%	5.18%	5.01%	4.62%	4.17%
Net interest rate margin	5.10%	5.39%	5.21%	4.81%	4.33%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
BALANCE SHEETS

ASSETS
Cash and due from banks	$39,321	$21,906	$28,964	$29,832	$27,595
Federal funds sold	32	51	30	58	77
Interest-bearing deposits	87,398	95,413	57,681	47,589	149,000
Debt and equity investments	497,412	654,506	626,719	614,237	520,642
Mortgage loans held for sale	5,138	11,792	8,245	4,928	5,813

Portfolio loans not covered under FDIC loss share	2,085,872	2,106,039	1,987,166	1,948,994	1,917,550
Less: Allowance for loan losses	32,452	34,330	34,222	36,304	37,596
Portfolio loans not covered under FDIC loss share, net	2,053,420	2,071,709	1,952,944	1,912,690	1,879,954
Portfolio loans covered under FDIC loss share, net of the allowance for loan losses	169,309	189,571	210,331	240,599	266,239
Portfolio loans, net	2,222,729	2,261,280	2,163,275	2,153,289	2,146,193

Other real estate not covered under FDIC loss share	7,202	9,327	12,549	17,443	19,655
Other real estate covered under FDIC loss share	17,605	17,173	18,810	19,832	25,725
Fixed assets, net	20,795	21,121	21,469	21,739	21,543
State tax credits, held for sale	55,923	61,284	65,873	65,648	48,165
FDIC loss share receivable	56,397	61,475	75,851	88,436	172,497
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangibles, net	6,973	7,406	7,846	8,310	8,795
Other assets	76,669	72,718	76,046	81,459	69,120
Total assets	$3,123,928	$3,325,786	$3,193,692	$3,183,134	$3,245,154

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$605,546	$686,805	$621,070	$623,956	$592,172
Interest-bearing deposits	1,889,243	1,972,046	1,929,863	1,980,317	2,111,985
Total deposits	2,494,789	2,658,851	2,550,933	2,604,273	2,704,157
Subordinated debentures	85,081	85,081	85,081	85,081	85,081
Federal Home Loan Bank advances	80,000	80,000	126,000	90,500	87,000
Other borrowings	205,379	245,070	147,104	132,479	105,888
Other liabilities	14,975	21,039	17,058	14,913	17,012
Total liabilities	2,880,224	3,090,041	2,926,176	2,927,246	2,999,138
Shareholders' equity	243,704	235,745	267,516	255,888	246,016
Total liabilities and shareholders' equity	$3,123,928	$3,325,786	$3,193,692	$3,183,134	$3,245,154

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
EARNINGS SUMMARY
Net interest income	$36,899	$40,051	$37,484	$34,133	$30,629
Provision for loan losses not covered under FDIC loss share	1,853	5,916	1,048	75	1,718
Provision for loan losses covered under FDIC loss share	2,256	653	10,889	206	2,285
Wealth Management revenue	1,943	1,775	1,825	1,991	1,709
Noninterest income	971	(5,351)	6,007	(1,146)	2,274
Noninterest expense	20,517	22,617	21,282	21,414	21,364
Income before income tax expense	15,187	7,289	12,097	13,283	9,245
Net income	10,040	5,415	7,930	8,766	6,185
Net income available to common shareholders	10,040	4,153	7,282	8,122	5,544
Diluted earnings per share	$0.53	$0.23	$0.39	$0.44	$0.31
Return on average common equity	16.91%	6.99%	12.62%	14.99%	10.54%
Net interest rate margin (fully tax equivalent)	5.10%	5.39%	5.21%	4.81%	4.33%
Efficiency ratio	51.53%	62.01%	46.96%	61.22%	61.73%
MARKET DATA
Book value per common share	$13.46	$13.09	$13.00	$12.44	$11.94
Tangible book value per common share	$11.40	$10.99	$10.88	$10.28	$9.74
Market value per share	$14.34	$13.07	$13.60	$10.96	$11.74
Period end common shares outstanding	18,106	18,012	17,964	17,857	17,796
Average basic common shares	18,011	17,950	17,876	17,833	17,790
Average diluted common shares	19,516	18,044	19,415	19,286	19,243
ASSET QUALITY
Net charge-offs	$3,731	$5,808	$3,130	$1,367	$2,111
Nonperforming loans	32,222	38,727	32,058	40,555	47,184
Nonperforming loans to total loans	1.54%	1.84%	1.61%	2.08%	2.46%
Nonperforming assets to total assets*	1.26%	1.44%	1.40%	1.82%	2.06%
Allowance for loan losses to total loans	1.56%	1.63%	1.72%	1.86%	1.96%
Net charge-offs to average loans (annualized)	0.72%	1.15%	0.64%	0.28%	0.45%

CAPITAL
Tier 1 capital to risk-weighted assets	11.61%	10.88%	12.75%	12.51%	12.48%
Total capital to risk-weighted assets	12.98%	12.30%	14.12%	13.88%	13.85%
Tier 1 common equity to risk-weighted assets	8.30%	7.70%	7.91%	7.62%	7.46%
Tangible common equity to tangible assets	6.69%	6.02%	6.19%	5.84%	5.41%

AVERAGE BALANCES
Portfolio loans not covered under FDIC loss share	$2,101,932	$2,013,714	$1,949,181	$1,931,903	$1,891,883
Portfolio loans covered under FDIC loss share	189,230	209,978	233,272	250,965	279,700
Loans held for sale	5,694	8,476	6,376	5,547	5,848
Interest earning assets	2,976,054	2,988,345	2,889,968	2,881,915	2,877,252
Total assets	3,219,282	3,255,051	3,187,999	3,214,013	3,266,856
Deposits	2,521,540	2,652,811	2,598,506	2,668,428	2,707,042
Shareholders' equity	240,762	249,964	263,363	251,491	244,944

LOAN PORTFOLIO
Commercial and industrial	$949,171	$962,884	$880,394	$841,383	$792,055
Commercial real estate	812,089	819,709	801,880	801,983	806,997
Construction real estate	156,221	160,911	146,236	142,474	148,494
Residential real estate	148,228	145,558	146,940	149,410	157,706
Consumer and other	20,163	16,977	11,716	13,744	12,298
Portfolio loans covered under FDIC loss share	182,822	201,118	221,433	242,488	269,249
Total loan portfolio	$2,268,694	$2,307,157	$2,208,599	$2,191,482	$2,186,799

* Excludes ORE covered by FDIC shared-loss agreements, except for their inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$605,546	$686,805	$621,070	$623,956	$592,172
Interest-bearing transaction accounts	271,086	272,753	259,902	275,288	265,604
Money market and savings accounts	1,087,305	1,119,583	1,056,768	1,027,655	1,126,756
Certificates of deposit	530,852	579,710	613,193	677,374	719,625
Total deposit portfolio	$2,494,789	$2,658,851	$2,550,933	$2,604,273	$2,704,157

WEALTH MANAGEMENT
Trust Assets under management	$872,201	$857,119	$846,532	$836,351	$840,081
Trust Assets under administration	1,882,520	1,807,172	1,637,278	1,601,441	1,666,943

RECONCILIATIONS OF U.S. GAAP FINANCIAL MEASURES

	At the Quarter Ended
(In thousands)	Mar 31 2013	Dec 31 2012	Sep 30 2012	Jun 30 2012	Mar 31 2012
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$243,704	$235,745	$267,516	$255,888	$246,016
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,973)	(7,406)	(7,846)	(8,310)	(8,795)
Less: Unrealized gains	(5,551)	(7,790)	(9,388)	(6,140)	(4,744)
Plus: Qualifying trust preferred securities	80,100	78,600	80,100	80,100	80,100
Other	55	55	56	56	57
Tier 1 capital	$281,001	$268,870	$300,104	$291,260	$282,300
Less: Preferred stock	—	—	(33,914)	(33,703)	(33,496)
Less: Qualifying trust preferred securities	(80,100)	(78,600)	(80,100)	(80,100)	(80,100)
Tier 1 common equity	$200,901	$190,270	$186,090	$177,457	$168,704

Total risk-weighted assets determined in accordance with prescribed regulatory requirements	$2,419,432	$2,471,668	$2,353,251	$2,327,624	$2,262,209

Tier 1 common equity to risk-weighted assets	8.30%	7.70%	7.91%	7.62%	7.46%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$243,704	$235,745	$267,516	$255,888	$246,016
Less: Preferred stock	—	—	(33,914)	(33,703)	(33,496)
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,973)	(7,406)	(7,846)	(8,310)	(8,795)
Tangible common equity	$206,397	$198,005	$195,422	$183,541	$173,391

Total assets	$3,123,928	$3,325,786	$3,193,692	$3,183,134	$3,245,154
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,973)	(7,406)	(7,846)	(8,310)	(8,795)
Tangible assets	$3,086,621	$3,288,046	$3,155,512	$3,144,490	$3,206,025

Tangible common equity to tangible assets	6.69%	6.02%	6.19%	5.84%	5.41%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$36,899	$40,472	$37,878	$34,473	$30,972
Less: Incremental accretion income	(11,363)	(14,163)	(11,912)	(8,567)	(5,279)
Core net interest income	$25,536	$26,309	$25,966	$25,906	$25,693

Average earning assets	$2,976,054	$2,988,345	$2,889,968	$2,881,915	$2,877,252
Reported net interest margin	5.10%	5.39%	5.21%	4.81%	4.33%
Core net interest margin	3.48%	3.50%	3.57%	3.62%	3.59%